Exhibit 10.15

EQUIPMENT LEASE AGREEMENT

THIS EQUIPMENT LEASE AGREEMENT (this “Lease”) is made and entered into this 2nd day of February 2021 (the “Effective Date”), by and between Industrial Packaging Supplies, Inc., a South Carolina corporation doing business as IPS Packaging & Automation located at 10 Jack Casey Court, Fountain Inn, South Carolina 29644 (“Lessor”), and Palmetto Gourmet Foods, Inc., located at 782 Columbia Hwy. Saluda, SC 29138 (“Lessee”).

WITNESSETH:

WHEREAS, Lessee desires to lease from Lessor certain equipment, and Lessor desires to lease such equipment to Lessee, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Lease. Subject to the terms and conditions of this Lease, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the equipment and other property set forth on Exhibit A attached hereto (the “Equipment”).

2. Term. The term of this Lease shall commence on the date [*****] days after the Acceptance Date (hereinafter defined) and shall remain in effect for [*****] months (the “Term”).

3. Consideration. In consideration for the lease of the Equipment, Lessee shall make monthly installment payments under this Lease, paid in advance. The payments are based on an Agreed Interest Rate of [*****]% per year, and accordingly, the first such payment shall be the sum of $[*****] and is due on, or before the Lease start date as set forth in paragraph 4 (Term) above. Each successive monthly lease payment shall be due on the same day of each following month, until the expiration of this Lease. This Lease is not cancellable by Lessee and Lessee’s obligation to pay all amounts due under the terms of this Lease promptly when due shall be absolute and unconditional, and all such amounts shall be paid by Lessee without notice or demand and without any abatement, reduction, diminution, setoff, defense, counterclaim or recoupment whatsoever, including but not limited to: (i) any past, present or future claims that Lessee may have against Lessor or any manufacturer, supplier, or vendor of the Equipment, or any other person or entity whatsoever; (ii) any defect in the condition, design, or operation of, or lack of fitness for use of, or any damage to or loss of, all or any part of the Equipment from any cause; and (iii) the prohibition of or interference with the use or possession by Lessee of all or any part of the Equipment, for any reason whatsoever, including but not limited to by reason of any claims for patent, trademark or copyright infringement. Lessor may, at its option return any payments Lessee makes in excess of the amount then due or hold any such excess payments in escrow to be applied to Lessee’s future obligations under this Lease, in which case Lessor may commingle such advance payments with other funds and such advance payments shall not bear interest.

4. Purchase Option. Lessor hereby grants to Lessee the option to purchase the Equipment upon the expiration of this Lease upon payment to Lessor of $1.00; provided Lessee’s exercise of such purchase option shall be conditioned on Lessee having complied with all covenants, conditions and obligations of Lessee under the Supply Agreement (if applicable) and this Lease. In the event Lessee does not exercise the option to purchase herein, Lessee shall return all Equipment, at Lessee’s expense, in accordance with the terms of this Lease.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

5. Delivery; Installation; Training. Lessee shall be responsible for the installation of the Equipment at Lessee’s Facility. Within [*****] business days after the delivery of the Equipment to Lessee’s Facility, Lessee shall provide written notice to Lessor of Lessee’s acceptance of the Equipment as of such date (the “Acceptance Date”). Lessee will be deemed to have accepted the Equipment unless it provides Lessor with written notice to the contrary within [*****] business days after the delivery of the Equipment to Lessee’s Facility, stating with specificity all defects and nonconformities, and furnishing such other written evidence or documentation as may be reasonably required by Lessor. Upon installation of the Equipment, provided, however, that Lessee shall remain solely responsible for the operation of the Equipment, including without limitation pursuant to Sections 8 and 18 of this Lease. Lessee shall not unreasonably decline to accept the equipment. Valid reasons for nonacceptance shall be limited to defects or nonconformities of a material nature. All obligations of Lessor to provide training to Lessee shall terminate as of the Acceptance Date. Lead time is 6 weeks.

6. Lessee’s Inspection; Conclusive Presumptions. Lessee shall inspect all Equipment within [*****] business days after the delivery of the Equipment to Lessee’s Facility. Unless Lessee within said period of time gives written notice to Lessor specifying in detail any defect in or objection to the condition of the Equipment, Lessee agrees that it shall be conclusively presumed, as between Lessor and Lessee, that Lessee has fully inspected and acknowledged that the Equipment is in good condition and repair and that Lessee is satisfied with and has accepted the Equipment in such good condition and repair.

7. Title and Ownership. Title to the Equipment and any and all alterations, additions, repairs, replacements, improvements or modifications thereto shall be in the name of the Lessor, which at all times is and shall remain the sole and exclusive owner of the Equipment. Lessee shall not, directly or indirectly, transfer, pledge, mortgage or otherwise dispose of any Equipment at any time during the Term hereof The parties hereby acknowledge and agree that the Equipment is and shall remain personal property regardless of how such Equipment is attached or installed at any location, and neither Lessee nor any affiliate of Lessee shall, directly or indirectly, affix or attach any Equipment to any real property or any building or fixture thereon. Lessor shall have the right to execute and file Uniform Commercial Code financing statements and any and all other instruments necessary to perfect Lessor’s or such other person’s interest in any or all of this Lease, the payments due hereunder and the Equipment. Lessor may file a copy of this Lease as a financing statement. Upon request of Lessor, Lessee shall obtain as to any place where any Equipment is located, a waiver from the owner and any mortgagee thereof of with respect to any rights they may have in and to the Equipment.

8. Use. The Equipment shall at all times be under the exclusive possession, use, control and operation of Lessee. Lessee shall operate the Equipment in a careful and proper manner and in the manner for which such Equipment was designed and intended and in compliance with all federal, state, municipal, and other laws, ordinances, regulations and orders of governmental entities and agencies in any way applicable to the Equipment (“Applicable Laws”). Lessee shall cause the Equipment to be operated only by competent and appropriately trained and skilled personnel. Lessee shall not operate or maintain the Equipment in any manner that would void any warranty on the Equipment.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

9. Maintenance. During the Term of this Lease, Lessee shall be responsible at its sole cost and expense for maintaining the Equipment in good condition and repair and shall be responsible for the costs of any and all repairs and service to the Equipment as may be required during the Term. At Lessee’s sole cost and expense, Lessor shall make all required adjustments and replacements to the Equipment and obtain and install any upgrades for the Equipment that are required for the purpose of maintaining the Equipment. Equipment manufacturer warranty is passed from Lessor to Lessee.

10. Alterations. Without the prior written consent of Lessor, Lessee shall not, directly or indirectly, make any alterations, additions, remove replacements, improvements or modifications whatsoever to the Equipment. All alterations, additions, replacements, improvements and modifications of any kind or nature whatsoever made to any Equipment shall be the sole and exclusive property of Lessor, unless otherwise agreed by the parties in writing. Lessee can repair and service the equipment.

11. Loss, Theft, Damage or Destruction. Lessee hereby assumes and shall bear the full risk of loss, theft, damage and destruction (each, a “Casualty”) of the Equipment from any and every cause whatsoever, whether or not insured, during the Term and until such Equipment is returned to Lessor. In the event of any Casualty, Lessee shall immediately notify Lessor in writing and shall, at Lessor’s option, either: (i) repair such damage; (ii) replace such Equipment with like equipment as may be acceptable to Lessor, which replacement equipment shall become the property of Lessor; or (iii) pay Lessor the full replacement value thereof as determined by Lessor, in its sole discretion. No Casualty shall relieve Lessee from any of its obligations under this Lease, all of which shall continue in full force and effect, including, but not limited to, the obligation to purchase Products from Lessor.

12. Insurance. Lessee shall maintain, at its sole cost and expense, adequate insurance against all risks of loss or Casualty from every cause whatsoever to the Equipment for not less than the full replacement value thereof, as determined by Lessor. Lessee shall also carry liability insurance covering liability for bodily injury, death, property damage and damage to the environment arising out of or in connection with the lease, possession, use or operation of the Equipment. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than (i) $[*****] per occurrence and $[*****] in the aggregate in the case of general liability insurance, and (ii) $[*****] of umbrella liability insurance. Coverage limits may be satisfied by use of umbrella liability insurance. All such insurance shall name Lessor as an additional insured, shall provide a waiver of subrogation rights in favor of Lessor and shall provide that such insurance is primary coverage with respect to all insureds. Each insurer shall agree by endorsement upon any policy issued by it or by independent instrument furnished to Lessor that it will give Lessor [*****] days’ prior written notice of any cancellation or material modification of such policy. Any proceeds of such insurance, at the option of Lessor, shall be applied toward the replacement, restoration or repair of any Equipment or toward the payment of any other obligations of Lessee hereunder. Lessee shall, upon Lessor’s request, deliver to Lessor certificates of insurance verifying Lessee’s compliance with this Section.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

13. Liens. Lessee shall keep the Equipment free and clear of any and all liens and encumbrances whatsoever. Lessee shall give Lessor immediate notice of any such attachment or other judicial process affecting any article of equipment leased hereunder. Lessee shall not assign or otherwise encumber this Lease, any schedule hereto or any of Lessee’s rights hereunder or thereunder, or sublet the Equipment, without the prior written consent of Lessor to be withheld in its sole discretion. Lessee shall not pledge, lend, create a security interest in, sublet or part with possession of the Equipment or any part thereof or attempt in any other manner to dispose thereof without Lessor’s prior written consent, to be withheld in its sole discretion.

14. Surrender. Unless Lessee purchases the Equipment in accordance with the terms of this Lease upon termination of this Lease, Lessee shall at Lessee’s expense immediately return all Equipment to Lessor at the address set forth on the signature page of this Lease or to such other person or such other address as Lessor may designate in writing. Such Equipment shall be returned to Lessor in the same condition as such was received by Lessee, ordinary wear and tear resulting from proper use thereof alone excepted. Lessee shall pay any and all costs and expenses of returning such Equipment to Lessor, including but not limited to costs and expenses related to deinstalling, crating, shipping and transporting such Equipment, and Lessee shall insure such Equipment for its full replacement value during shipping or transportation pursuant to this Section.

15. Taxes. Lessee shall reimburse Lessor for (or pay directly, but only if specifically instructed by Lessor) all taxes, fees, and assessments that may be imposed by any taxing authority on the Equipment or on its purchase, ownership, delivery, possession, operation, rental, return to Lessor or purchase by Lessee (collectively, “Taxes”); provided, however, that Lessee shall not be liable for any such Taxes imposed on or measured by Lessor’s net income or business operations. Lessee’s obligation includes, but is not limited to, the obligation to pay all license and registration fees and all sales, use, personal property and other taxes and governmental charges, together with any penalties, fines and interest thereon, that may be imposed during the term of this Lease.

16. Payment or Performance by Lessor. Any payment or performance required of Lessee hereunder, including, but not limited to, the payment of Taxes and insurance premiums, if not timely paid or performed by Lessee, may be paid or performed by Lessor, at Lessor’s sole option. In the event of such payment or performance by Lessor, Lessor shall immediately be reimbursed by Lessee with, and in addition to, the next payment for Products or upon Lessor’s demand, whichever occurs first. In the event of non-payment by Lessee, Lessor shall be entitled to interest at the rate of [*****]% per annum or the maximum rate allowed by Applicable Law, whichever is less, until the funds advanced by Lessor have been repaid in full by Lessee.

17. No Representations or Warranties. Lessee acknowledges and agrees that (i) it has selected each item, type, quality and quantity of the Equipment based upon its own judgment and disclaims any reliance upon any statements or representations made by Lessor; and (ii) the Equipment is of a design, size, quality and capacity required by Lessee and is suitable for its purpose. LESSEE FURTHER ACKNOWLEDGES AND AGREES THAT LESSOR IS NOT THE MANUFACTURER OF ANY OF THE EQUIPMENT AND IS NOT AN AGENT OF ANY SUCH MANUFACTURER. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO THE VALUE, FITNESS, QUALITY, DESIGN, CONDITION, CAPACITY, SUITABILITY, MERCHANTABILITY, PERFORMANCE OR FITNESS FOR A PARTICULAR PURPOSE OF THE EQUIPMENT OR OF THE MATERIAL OR WORKMANSHIP THEREOF, IT BEING AGREED THAT THE EQUIPMENT IS LEASED “AS IS” AND THAT ALL SUCH RISKS, AS BETWEEN LESSOR AND LESSEE, ARE TO BE BORNE BY LESSEE AT ITS SOLE EXPENSE. LESSEE AGREES THAT REGARDLESS OF CAUSE, LESSOR IS NOT RESPONSIBLE FOR AND LESSEE WILL NOT MAKE ANY CLAIM AGAINST LESSOR FOR ANY DAMAGES, LOSSES OR EXPENSES, INCLUDING WITHOUT LIMITATION ANY CLAIM BASED ON STRICT OR ABSOLUTE LIABILITY AND ANY CLAIM FOR LOST PROFITS. IN NO EVENT SHALL LESSOR BE LIABLE TO LESSEE FOR ANY CONSEQUENTIAL, DIRECT, PUNITIVE, SPECIAL, OR INDIRECT DAMAGES UNDER THIS LEASE. The Equipment will run the 6-pack based on tray size and powered film feeder option.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

18. Indemnification. Lessee hereby agrees to indemnify, defend and hold Lessor and its officers, directors, stockholders, employees, agents, representatives, successors and assigns (collectively, the “Indemnitees”) harmless from any and all liabilities, liens, obligations, losses, claims, damages, actions, fines, penalties, suits, proceedings, costs and expenses (including but not limited to reasonable attorneys’ fees) (collectively, “Losses”) arising out of, in connection with or resulting directly or indirectly from: (i) the lease, possession, use or operation by Lessee or any affiliate of Lessee of any of the Equipment; (ii) any breach by Lessee or any affiliate of Lessee of any covenant, agreement, obligation, representation, warranty or other provision of this Lease; (iii) the failure by Lessee or any affiliate of Lessee to comply in any respect with any Applicable Law; or (iv) the negligence, gross negligence or willful misconduct of Lessee, or any affiliate of Lessee, or any officer, director, employee, agent or representative of Lessee or any affiliate of Lessee. All of the rights and privileges of the Indemnitees arising pursuant to this Section 18 are expressly made for the benefit of, and shall be enforceable by, each of the Indemnitees and shall continue in full force and effect notwithstanding the termination of this Lease.

19. Events of Default. Lessee shall be deemed to be in default hereunder upon the happening of any of the following events of default (each, an “Event of Default”): (i) if Lessee shall fail to pay any sum due hereunder when due or shall fail to perform or observe any term, condition or covenant of this Lease or the Supply Agreement; (ii) if Lessee shall breach any representation or warranty set forth in this Lease (iii) if proceedings under any bankruptcy, insolvency, reorganization, or similar litigation shall be instituted by or against Lessee or a receiver, custodian or similar officer shall be appointed for Lessee or any of its property; (iv) if any attachment, levy or execution is threatened or levied upon or against any Equipment, or any action or proceeding is instituted to seize such Equipment; (v) if Lessee shall make an assignment for the benefit of creditors, shall cease doing business as a going concern, or become insolvent; or (vi) if Lessee fails to maintain its existence in good standing.

20. Remedies on Default. Upon the occurrence of any Event of Default, Lessor may, in its discretion, exercise any one or more of the following remedies: (i) declare all unpaid amounts of payments due hereunder due and payable and to similarly accelerate the balances under any other leases between Lessor and Lessee without any notice or demand to Lessee (ii) enter any premises of Lessee and take possession of the Equipment wherever situated without any court order or other legal process and without liability for entering such premises; provided, however, that any such taking of possession shall not constitute a termination of this Lease as to any item of Equipment unless Lessor expressly notifies Lessee to the contrary in writing; (iii) pursue any other remedy available to Lessor at law or in equity, all of the aforementioned remedies being cumulative and concurrent. No failure on the part of the Lessor to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Lessor of any right or remedy hereunder preclude any other or further exercise of any other right or remedy.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

21. Lessor’s Expenses. Lessee shall pay Lessor all costs and expenses, including reasonable attorney’s fees, incurred by Lessor in exercising any of its rights or remedies hereunder or enforcing any of the terms, conditions, or provisions hereof.

22. Assignment. Lessee shall not assign any of its rights or obligations under this Lease without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed. Lessor shall have the right to assign its rights and obligations under this Lease at any time without notice to Lessee. Any purported assignment or delegation in violation of this Section is null and void. For purposes of this Section, the transfer of an interest in Lessee, or the issuance of new interests, by which an aggregate of more than [*****] percent [*****] of the beneficial interest in Lessee shall be vested in a party or parties who are not holders of such interest(s) as of the date hereof shall be deemed an assignment of this Lease. The merger or consolidation of Lessee into or with any other entity, the sale of all or substantially all of Lessee’s assets, or the dissolution of Lessee shall each be deemed to be an assignment within the meaning of this Section.

23. Application of Payments. Any payment received from Lessee may be applied by Lessor at any time against any obligation due and owing by Lessee under this Lease, in Lessor’s sole discretion, notwithstanding any statement appearing on or referred to in any remittance from Lessee or any prior application of such payment. In the event any bankruptcy proceeding is instituted by or against Lessee within [*****] days after receipt by Lessor of any such payments, such repayments shall be deemed applicable to unpaid obligations then due hereunder in inverse order of maturity.

24. Entire Agreement; Amendment. This Lease shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous oral and written negotiations, commitments, and understandings with respect to the subject matter of this Lease. Exhibit A as attached to this Lease, are hereby incorporated by reference and made a part hereof. This Lease shall be amended, modified or supplemented only by an instrument in writing executed by all of the parties hereto.

25. Notices. All notices given shall be in writing and delivered by courier, registered mail or facsimile or other electronic transmission to a party at the address set out below as may be changed by such party by written notification from time to time and to the attention of the representatives who have signed this Lease. Such notice shall be deemed to have been received if by mail, [*****] business days after the mailing thereof, or, if by courier service or facsimile or other electronic transmission, on the day of such delivery or transmission.

26. Headings. The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Lease. Unless the contrary clearly appears from the context, for purposes of this Lease the singular number includes the plural number and vice versa; and each gender includes the other genders.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

27. Waiver. Except to the extent that a party may have otherwise agreed in writing, no waiver by such party of any breach or Event of Default by the other party of such other party’s representations, warranties, obligations, agreements, or covenants hereunder will be deemed to be a waiver of any subsequent breach or Event of Default with respect to the same or any other representations, warranties, obligations, agreements, or covenants. No failure by a party to seek a remedy for any breach or Event of Default by any other party will be deemed a waiver of its rights or remedies with respect to such breach or Event of Default, except to the extent that such party otherwise agrees in writing. The consummation of the transactions described herein by any party shall not constitute a waiver of any known breaches or Events of Default of any other party’s representations, warranties, obligations, agreements, or covenants unless the same are expressly waived in writing.

28. Severability. If any provision of this Lease is held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

29. Certain Other Construction Matters. This Lease shall not be construed against Lessor or Lessee, and shall be construed as if Lessor or Lessee jointly prepared this Lease, and any uncertainty or ambiguity shall not be interpreted against either Lessor or Lessee.

30. Further Assurances. Each party agrees that, from time to time at the other’s request, it will execute and deliver such further instruments of conveyance, transfer, assignment or assumption, as the case may be, and will take such other action as the other may reasonably request to more fully give effect to and implement the transactions contemplated by this Lease.

31. Time. Time is of the essence for this Lease and each and all of its provisions.

32. Governing Law. The rights and duties of the parties hereunder shall be governed by and interpreted under the laws of the State of South Carolina (without regard to choice of law principles). Each party irrevocably submits to the exclusive jurisdiction of any South Carolina state court or any federal court sitting within Greenville County, South Carolina over any suit, action or proceeding arising out of or relating to this Lease and each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

33. Attorney Fees. Should any litigation be commenced between the parties hereto concerning the Equipment, this Lease, or the rights and duties of either in relation thereto, the prevailing party in such litigation shall be entitled, in addition to such other relief as may be granted, to recover attorneys’ fees and costs incurred in such litigation including fees incurred in any bankruptcy or appellate proceeding.

34. Authority. Lessor and Lessee each represent and warrant to the other party that the execution of this Lease by its representative whose signature is set forth at the end of this Lease, and the delivery of this Lease, have been duly authorized by all necessary action on the part of such party.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

35. IN WITNESS WHEREOF, the parties hereto have executed this Equipment Lease Agreement as of the day and year first above written.

Industrial Packaging Supplies, Inc.

By:

Name:

Title:

Address:	10 Jack Casey Court Fountain Inn, SC 29644

Palmetto Gourmet Foods, Inc.

By:

Name:

Title:

Address:	782 Columbia Highway Saluda, SC 29138

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit A

Equipment

[*****]

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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